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                                                                   EXHIBIT 10.10

                              EMPLOYMENT AGREEMENT

       THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of June 1, 1996 by and between THE PEREGRINE REAL ESTATE TRUST ("Company"), and JOSEPH M. MOCK ("Executive").

       WHEREAS, Executive has extensive experience in the management of commercial real estate and has been an executive manager of one or more real estate trusts.

       WHEREAS, Company is a California real estate trust.

       WHEREAS, Company desires to employ Executive, and Executive desires to be employed by Company, on the terms and subject to the conditions of this Agreement.

       NOW, THEREFORE, in consideration of the covenants, duties, terms, and conditions set forth in this Agreement and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

       1. Term. The "Term" of Executive's employment shall commence on June 1, 1996 and shall terminate pursuant to Section 7 of this Agreement.

       2. Duties. Executive shall be employed by Company as its President and Chief Executive Officer. Executive shall report to the Company's Board of Trustees (the "Board") and perform the duties specified in the job description attached hereto as Exhibit A, together with such other duties, consistent with duties customarily assigned a President and Chief Executive Officer, that the Board may from time to time direct. Executive shall devote Executive's full business time and best efforts to Company and to the performance of Executive's employment duties under this Agreement. Executive shall be based in Company's offices in Sacramento, California. During the Term, Executive shall not, except for management of Executive's personal financial affairs, engage in any other business, nor serve in any position with any other corporation or entity, without the prior written consent of the Board.

       3. Salary. During the Term, Executive shall receive a salary of Fifteen Thousand Dollars ($15,000) per month ("Salary"). Salary shall be paid twice monthly on Company's customary payroll dates.

       4. Benefits. During the Term, Executive shall be entitled to receive insurance and such other benefits as are generally provided by Company to its executive employees. Executive shall accrue vacation at the rate of one and one half (1 1/2) days per month of employment, commencing June 1, 1996.


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       5. Expenses.  During the Term, Company shall pay or reimburse Executive for reasonable expenses incurred by Executive in performing Executive's duties under this Agreement in accordance with Company policy. Expenses for travel from Executive's home to Company's offices in Sacramento, and Executive's lodging expenses in Sacramento, shall not be reimbursable.

       6. Taxes; Withholdings. All compensation payable by Company to Executive under this Agreement which is or may become subject to withholding under the Internal Revenue Code of 1986, as amended, or other pertinent laws or regulations, shall be reduced for all applicable income and employment taxes required to be withheld.

       7. Termination of Employment.

                7.1 Termination by Either Party Without Cause. Executive's employment may be terminated at any time, with or without cause, during the Term by either Executive or Company, by notice delivered to the other party.
In the event of termination by Company, termination shall be effective upon the date specified in a notice delivered to Executive. In the event of termination by Executive, termination shall be effective upon the date specified in a notice delivered to Company at least one month prior to such date; provided, that Company, upon receipt of notice from Executive, may elect to terminate Executive's employment at an earlier time.

                7.2 Termination by Company for Good Cause. Notwithstanding any other provision of this Agreement, Company may terminate Executive's employment at any time, with or without prior notice, for Good Cause. Termination for Good Cause shall be effective upon the date specified in a notice of termination delivered to Executive. "Good Cause" means (a) any act or omission of gross negligence, willful misconduct, dishonesty, or fraud by Executive in the performance of Executive's duties hereunder, (b) the failure or refusal of Executive, after the receipt of written notice by Executive, to perform the duties or to render the services assigned to Executive from time to time by the Board, (c) the charging or indictment of Executive in connection with a felony or any misdemeanor involving dishonesty or moral turpitude, (d) the material breach by Executive of this Agreement or the breach of Executive's fiduciary duty or duty of trust to Company, or (e) any other act or omission by Executive either in disregard of Company's policies or conduct which may, in the Board's sole discretion, cause material loss, damage or injury to Company, its property, reputation or employees.

                7.3 Termination Upon Death or Disability. Executive's employment shall automatically be terminated upon Executive's death or total disability.

       8. Compensation Upon Termination.

                8.1 Upon Termination Without Cause. In the event of termination by Company pursuant to Section 7.1 of this Agreement, Executive shall receive Salary through the period ending on the later of (a) the date of termination specified in Company's termination notice, (b) the date which is one month after the date of delivery of Company's termination

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notice or (c) August 31, 1996.  In the event of termination by Executive pursuant to Section 7.1 of this Agreement, Executive shall receive Salary through the period ending on the date which is one month after the date of delivery of Executive's termination notice, whether or not Company elects to continue Executive's employment through that period.

                8.2 Upon Termination With Good Cause or Upon Death or Disability. In the event of termination of Executive's employment pursuant to either Section 7.2 or Section 7.3 of this Agreement, Company shall not be obligated, from and after the date of termination, to provide to Executive any compensation or other benefits, except for unpaid Salary earned by Executive for service through the date of termination.

       9. Arbitration. In the event any dispute, controversy or claim arises under this Agreement (a "Dispute"), the Dispute shall be settled by arbitration in San Francisco, California, by an arbitration conducted in accordance with the Rules of Commercial Arbitration of the American Arbitration Association (the "AAA") or its successor. There shall be one arbitrator, familiar with executive employment issues, appointed pursuant to the Rules of the AAA. Reasonable attorneys' fees, costs, and expenses, together with expert witness fees and costs, are to be awarded by the arbitrator to the prevailing party. The decision of the arbitrator shall be conclusive and binding upon the parties, and judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction.

         10. Miscellaneous.

          10.1 All notices and any other communications permitted or required under this Agreement must be in writing and shall be effective (a) on the first business day after delivery in person, or (b) on the first business day after prepaid deposit with a commercial courier or delivery service for overnight delivery. All notices must be properly addressed and delivered to the parties at the addresses set forth below:

                          If to Company:
                                  John McMahan
                                  The McMahan Group, Inc.
                                  One Embarcadero Center, Suite 2930
                                  San Francisco, CA  94111

                          If to Executive:
                                  Joseph M. Mock
                                  200 Camellia Lane
                                  Lafayette, CA  94549

or at such other addresses as either party may subsequently designate by written notice given in the manner provided in this Section 10.1.

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          10.2 This Agreement contains the full and complete understanding of the parties with respect to the subject matter hereof and supersedes all prior representations, promises, agreements, and warranties, whether oral or written, regarding such subject matter.

          10.3 This Agreement shall be governed by and interpreted according to the laws of the State of California, without regard to choice of laws provisions.

          10.4 This Agreement shall inure to the benefit of and be binding upon any successors or assigns of Company. This Agreement shall not be assignable by Executive.

          10.5 The captions of the various sections of this Agreement are inserted only for convenience and shall not be considered in construing this Agreement.

          10.6 This Agreement can be modified, amended, or any of its terms waived only by a writing signed by both parties.

          10.7 If any provision of this Agreement shall be held invalid, illegal, or unenforceable, the remaining provisions of the Agreement shall remain in full force and effect, and the invalid, illegal, or unenforceable provision(s) shall be limited or eliminated only to the extent necessary to remove such invalidity, illegality, or unenforceability in accordance with the applicable law at that time.

          10.8 No remedy made available to Company by any of the provisions of this Agreement is intended to be exclusive of any other remedy. Each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder as well as those remedies existing at law, in equity, by statute, or otherwise.

          10.9 This Agreement may be executed in one or more counterparts. Any copy of this Agreement with the original signatures of all parties approved shall constitute an original.

          10.10 Executive understands that this Agreement has been drafted by counsel for Company, and Executive represents that he has had the opportunity to consult independent counsel with respect to the terms of this Agreement.

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       IN WITNESS WHEREOF, this Agreement has been executed as of the date specified in the first paragraph.

COMPANY:                                THE PEREGRINE REAL ESTATE TRUST


                                        By:____________________________

                                        Name:__________________________

                                        Its:___________________________

EXECUTIVE:                              JOSEPH M. MOCK


                                        _______________________________

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                                   Exhibit A

                          Executive's Job Description

                          Peregrine Real Estate Trust

                     President and Chief Executive Officer

       The CEO will refine and implement Company's strategic plan as defined by the Board. This will include (1) developing operating plans and budgets for each property, (2) negotiating and supervising the liquidation of assets as it becomes desirable to do so, (3) providing the internal staff with the support and direction necessary for their success and (4) maintaining and enhancing relationships with Company's shareholders, lender group, the bankruptcy court, and the Sacramento community. Inherent in this responsibility is recommending modifications to Company's strategy to the Board, when appropriate. The CEO will be available to attend all Board meetings, at the request of the Board.